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EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT is entered into this 28th day of June, 2006 between ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), and PETER C. WALLACE ("Executive") under the following circumstances:

                  A. Executive is employed by the Company as its President and Chief Executive Officer under a letter agreement dated May 18, 2004 (the "Letter Agreement"); and

                  B. The Board of Directors believes it is in the best interests of the Company to further secure the services of Executive by entering into this Agreement with Executive, and Executive desires to continue in the employment of the Company upon the terms and conditions set forth herein;

                  NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

                  SECTION 1. EMPLOYMENT. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue in the employment of the Company, during the Term of Employment, commencing on July 1, 2006, upon the terms and conditions set forth herein, subject to earlier termination in accordance with Section 5. The existing Letter Agreement shall terminate on June 30, 2006.

                  SECTION 2. TERM OF EMPLOYMENT. The "Term of Employment" of Executive by the Company under this Agreement is the period commencing on the June 1, 2006 (the "Effective Date") and ending on the earlier to occur of (i) July 1, 2008 or (ii) the first day of the month next following Executive's attainment of age 65 ("Normal Retirement Date"); provided, however, that commencing on July 1, 2007, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Term of Employment shall be automatically extended an additional year so as to terminate on the earlier of (i) two (2) years from such Renewal Date or (ii) the first day of the month next following Executive's Normal Retirement Date, unless, at least 60 days prior to the Renewal Date, the Company or Executive shall give notice that the Term of Employment shall not be so extended in which event this Agreement shall continue for the remainder of its then current term and terminate as provided herein.

                              Exhibit No. 10.1 - 1

                  SECTION 3. POSITION AND DUTIES.

                  (a) Position. During the Term of Employment, the Company shall employ Executive as, and Executive shall serve as, the President and Chief Executive Officer of the Company, subject to the supervising powers of the Board of Directors of the Company (the "Board").

                  (b) Powers and Duties. Executive shall have those powers and duties consistent with the position of President and Chief Executive Officer in a company the size and nature of the Company, which powers shall in all cases include, without limitation, the power of supervision and control over, and responsibility for, the general management and operations of the Company (including the hiring and firing of employees and the appointment and termination of senior officers other than executive officers), development and implementation of a comprehensive strategic business plan, supervision of the day-to-day executive management process, and acting as spokesperson for the Company. All executive officers and other officers with direct operational responsibilities shall report directly to Executive unless Executive in his sole discretion delegates such reporting responsibilities, in whole or in part, to another executive. Executive agrees to devote substantially all his working time and attention to the business of the Company. Executive shall not, without the prior consent of the Board, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Term of Employment. Nothing in this Agreement shall preclude Executive from (i) engaging in charitable and community activities or from managing his personal investments or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject, however, with respect to each such board membership, to approval by the Company's Board (not to be unreasonably withheld). During the Term of Employment, Executive shall be nominated for re-election as a member of the Board of Directors.

                  SECTION 4. COMPENSATION AND RELATED MATTERS.

                  (a) Base Salary. During the Term of Employment commencing with June 1, 2006, Executive shall be compensated at an annual base salary of no less than $525,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Board, or a committee thereof, shall review and may, if appropriate, at its discretion, increase (but not decrease without Executive's written consent, except that no such consent shall be required in the case of a general salary reduction that would affect at least three of the persons who were named executive officers in the Company's proxy statement for its most recent annual meeting of shareholders) the annual Base Salary during the Term of Employment. Base Salary shall be reviewed annually and be adjusted to reflect (among other factors) Executive's performance in regard to the corporate goals and objectives established for Executive by the Board or a committee thereof. The Base Salary shall be payable in equal semi-monthly installments.

                  (b) Annual Bonus. In addition to the Base Salary provided for in Section 4(a), the Company shall provide annual cash bonus awards to Executive under its Senior Executive Annual Cash Bonus Plan or substantially equivalent successor plan (the "Annual Bonus Plan") in accordance with such plan and any financial performance


                              Exhibit No. 10.1 - 2
targets thereunder (the "Annual Bonus") each fiscal year of the Company during the Term of Employment. For the Company's fiscal year ending August 31, 2006, Executive's target incentive opportunity under the Annual Bonus Plan has been fixed at 60% of Base Salary (the target bonus as a percentage of Base Salary, as in effect from time to time, is hereinafter referred to as the "Target Bonus Percentage"). The Target Bonus Percentage shall be reviewed annually for increase (but not decrease without Executive's consent) by the Board or a committee thereof.

                  (c) Additional Compensation. Executive may be awarded additional compensation, including equity-based incentive awards, such as, stock options, performance shares and restricted shares, pursuant to the Company's 2004 Stock Incentive Plan As Amended or any future incentive compensation or long-term compensation program established for the senior executive officers of the Company (collectively the "Incentive Compensation Programs"), in an appropriate manner for the position occupied by Executive and consistent with his performance as evaluated by the Board. Except as otherwise provided herein, compensation granted under such plans will be subject to the actual provisions and conditions applicable to such plans.

                  (d) Expenses. During the Term of Employment, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel and living while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (e) Other Benefits. The Company shall maintain in full force and effect, and Executive shall be entitled to continue to participate in, all of the Company's employee benefit plans and arrangements in effect on the Effective Date hereof in which Executive participates or plans or arrangements providing Executive with at least equivalent benefits thereunder (the "Benefit Plans"). Such plans and arrangements shall, among other things, provide to Executive personal leave days, sick days and vacation time, short-term and long-term disability coverage, tax counseling, and family medical coverage. Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any Benefit Plan shall be deemed to be in lieu of the Base Salary and Annual Bonus payable to Executive pursuant to Sections 4(a) and
(b). Any payments or benefits payable to Executive hereunder in respect of any fiscal year during which Executive is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such fiscal year during which he is so employed.

                  (f) Non-Exclusivity. Nothing in this Agreement shall prevent Executive from being entitled to receive any additional compensation or benefits as approved by the Company's Board; provided, however, that in no event shall the Company make any loans to Executive that are in violation of the Sarbanes-Oxley Act of


                              Exhibit No. 10.1 - 3

2002, as such act may be amended or supplemented from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                  SECTION 5.  TERMINATION.

                  (a) Termination of Employment Other Than by Executive. Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                  (1) Death. Executive's employment hereunder shall terminate upon his death.

                  (2) Disability. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after the date of such notice, provided that, within such 30-day period, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means disability (either physical or mental) which, at least one hundred eighty (180) days after its commencement, is determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative to be total and permanent (such agreement as to acceptability not to be withheld unreasonably).

                  (3) Cause. The Company has the right to terminate Executive's employment for Cause, and such termination shall not be a breach of this Agreement by the Company. "Cause" means termination of employment for one of the following reasons: (i) the willful and continued failure of Executive to perform substantially Executive's duties with the Company or one of its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has failed to substantially perform his duties and such failure is not cured within thirty (30) days of such written notice; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; (iii) the willful engaging by Executive in illegal conduct or gross misconduct; or (iv) a clearly established violation by Executive of the Company's Code of Conduct that is materially and demonstrably injurious to the Company. Further, for purposes of this Section 5(a), no act, or failure to act, on Executive's part shall be deemed "willful" if done, or omitted to be done, by Executive in good faith and with a reasonable belief that his action or omission was in the best interest of the Company.


                              Exhibit No. 10.1 - 4

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                  (b) Termination of Employment by Executive for Good Reason.
Executive may terminate his employment hereunder for Good Reason, provided that Executive shall have delivered a Notice of Termination within ninety (90) days after the occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, "Good Reason" shall not mean a termination resulting from non-renewal of this Agreement or the occurrence of any of the events listed in the following subsections of this Section 5(b) if they occurred in connection with the termination of Executive's employment because of Disability or for Cause. "Good Reason" shall mean the occurrence of one or more of the following circumstances, without Executive's express written consent, that are not remedied by the Company within thirty (30) days of receipt of Executive's Notice of Termination except that no 30-day period shall apply if the reason for termination is a Change of Control as provided in Section 5(b)(5):

                  (1) The assignment to Executive of any duties materially inconsistent with his position, duties, responsibilities, and status with the Company, or any material limitation of the powers of Executive not consistent with the powers of Executive contemplated by Section 3 hereof.

                  (2) The removal of Executive from, or any failure to appoint or elect, or re-elect, Executive to the position of President and Chief Executive Officer of the Company.

                  (3) The reduction in Executive's Base Salary, except as permitted under Section 4(a), or Target Bonus Percentage without his written consent.

                  (4) The failure of the Company to obtain the assumption of this Agreement by any successor as provided in Section 12.

                  (5) The occurrence of a Change of Control of the Company and Executive gives Notice of Termination within 30 days following the first annual anniversary date of the occurrence of the Change of Control and the Date of Termination occurs within such 30-day period.

                  (6) The failure of the Company to continue in effect any material Benefit Plan that was in effect on the Effective Date or provide Executive with substantially equivalent benefits other than a reduction in benefits that occurs as part of a reduction in benefit plans or programs affecting similarly situated employees of the Company.

                  (7) The continued material breach for a period of 30 days by the Company of any provision of this Agreement after a demand for performance is delivered by Executive to the Company which specifically identifies the manner in which Executive believes the Company has materially breached this Agreement.

                  (c) Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by written Notice


                              Exhibit No. 10.1 - 5
of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated. In the case of any Notice of Termination given by the Company to Executive, it shall be accompanied by a resolution of the Board, certified by the Secretary of the Company, stating that a resolution approving the giving of the Notice of Termination to Executive was adopted by the affirmative vote of a majority of the members of the Board.

                  (d) Date of Termination. "Date of Termination" means the date Notice of Termination is given by either the Company or Executive as the case may be or any later date specified therein; provided, however, if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the effective date of Disability, as the case may be, and if in the case of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which date shall not be less than thirty (30) days (other than in connection with a termination pursuant to Section 5(b)(5)) or more than forty 40 days after the Notice of Termination is given.

                  (e) Effect of Termination. Except as provided in the immediately following sentence, this Agreement shall terminate and be of no further force or effect after the Date of Termination associated with the earliest to occur of the following: (i) Executive's death; (ii) Executive's Disability; (iii) the Company's dismissal of Executive for Cause; or (iv) voluntary termination of employment with Good Reason. The obligations of Executive set forth in Sections 7 through 10 and the obligations of the Company set forth in Section 6 shall survive any termination of this Agreement.

                  (f) Resignation of Offices. Upon the Date of Termination for any reason (other than an expiration of the Term of Employment), Executive shall be deemed to have resigned as a director and/or officer of the Company and any similar positions he held with any Subsidiary of the Company.

                  SECTION 6.  COMPENSATION UPON TERMINATION.

                  (a) Termination for Cause, Disability or Death or by Executive Other than for Good Reason. If Executive's employment is terminated for Cause, Disability, death or by Executive other than for Good Reason, regardless of whether before or after a Change of Control:

                  (1) The Company shall pay Executive (i) his Base Salary through the Date of Termination, (ii) any earned but unpaid bonus for any prior fiscal year of the Company, (iii) Executive's Prorated Target Bonus as defined at Section 21, and (iv) all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination under any compensation plan or program of the Company at the time such payments are due; provided, however, if the termination is for Cause or by Executive


                              Exhibit No. 10.1 - 6
         other than for Good Reason, then Executive shall not be entitled to, or paid, the items listed in clauses (ii) and (iii) of this Section 6(a)(1);

                  (2) The Company shall reimburse Executive pursuant to the Company's policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of Company funds; and

                  (3) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

                  (b) Termination By the Company Other Than for Cause or on Account of Disability or Death; Termination By Executive For Good Reason. Executive's employment may be terminated without Cause by the Company or by Executive for Good Reason provided in such event:

                  (1) The Company shall pay Executive no later than the twentieth day following the Date of Termination (i) his Base Salary through the Date of Termination, (ii) any earned but unpaid bonus for any prior fiscal year of the Company, (iii) Executive's Prorated Target Bonus as defined at Section 21, and (iv) all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination;

                  (2) The Company shall pay, commencing on the first day of the month following the month in which the Date of Termination occurs, to Executive an amount equal to one-twelfth of his Base Salary plus one-twelfth of his Target Bonus as defined at Section 21, for the greater of (i) the number of months remaining in the Term of Employment or (ii) twelve (12) months; provided, however, if Executive terminates his employment pursuant to Section 5(b)(5) hereof or if within two (2) years following a Change of Control (as hereinafter defined), Executive's employment is terminated without Cause by the Company or Executive terminates his employment for Good Reason, the Company shall pay to Executive no later than the twentieth day following the Date of Termination, in lieu of the foregoing monthly installment payments, an aggregate amount equal to the product of (x) the sum of (1) Executive's Base Salary and (2) the average annual bonus paid to Executive by the Company with respect to the three fiscal years that immediately precede the fiscal year in which the Date of Termination occurs (or such lesser number of years that Executive was employed by the Company) and (y) the number three (3.0), except that the number two (2) shall be substituted for the number three (3) if termination was by Executive pursuant to
         Section 5(b)(5);

                              Exhibit No. 10.1 - 7

                  (3) The Company shall maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of twenty-four (24) months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such governmental benefit shall be the primary provider before Company medical benefits are provided. If Executive (or his spouse and/or his dependents) is prohibited from continued participation in Company programs providing such benefits due to plan limitations or governmental laws or regulations, the Company shall arrange to provide Executive (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"). If Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

                  (4) The Company shall reimburse Executive (no later than the twentieth day following the Date of Termination) pursuant to the Company's policy for reasonable business expenses incurred, but not paid, prior to the Date of Termination;

                  (5) All options, shares of restricted stock, performance shares and any other equity based awards shall be and become fully vested as of the Date of Termination and, notwithstanding any provision to the contrary in the applicable Award Agreement, any such options may be exercised and shall not expire until the earlier of (i) the expiration of the option term as set forth in the Award Agreement or
         (ii) the first annual anniversary of the Date of Termination provided that this Section 6(b)(5) will not extend the term of an option beyond a date that would result in the application of Section 409A of the Code;

                  (6) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company;

                  (7) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6(b) by seeking other employment or otherwise, nor shall the amount of any payment provided


                              Exhibit No. 10.1 - 8
         for in this Section 6(b) be reduced by any compensation earned by Executive after the Date of Termination as the result of employment by another employer or otherwise; and

                  (8) Notwithstanding anything to the contrary contained in this Agreement, upon payment to Executive of the amounts provided for in this Section 6(b) and Section 19, if any, the Company shall have no further payment obligations to Executive in the event Executive terminates his employment for Good Reason or the Company terminates Executive's employment without Cause.

                  SECTION 7. CONFIDENTIAL INFORMATION. Executive acknowledges that he has had, and will have, access to certain Confidential Information (as hereinafter defined) of the Company and its Subsidiaries and Executive agrees that he will not at any time, directly or indirectly, disclose orally or in writing or use any Confidential Information, regardless of how it may have been acquired, unless the disclosure or use of such Confidential Information is expressly authorized in writing in advance by the Company, is necessary in the ordinary conduct of Executive's duties under this Agreement or is required by law. "Confidential Information" means all information pertaining or relating to the Company's or its Subsidiaries' business, including, but not limited to, products, pricing, drawings and bills of materials, manufacturing and application engineering know-how, services, strategies, customers, customer list, customer account records, financial information, employee compensation, marketing plans, computer software (including all operating system and system application software) and other proprietary business information. As used herein, Confidential Information shall not include any information which (i) is or becomes generally known to the public other than as a result of the disclosure or use thereof by Executive in violation of the terms of this Agreement or (ii) is obtained by Executive from a third party who is lawfully in possession of such information and is not subject to any obligation to refrain from disclosing such information. Executive acknowledges and agrees that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Company and its Subsidiaries whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to the custody of Executive.

                  SECTION 8.  NON-COMPETITION.

                  (a) Executive agrees that while employed by the Company and for the 12-month period immediately after Executive ceases to be employed by the Company for any reason, Executive shall not, without the prior written consent of the Company, either directly or indirectly, perform any services (whether advisory, consulting, employment or otherwise) for, invest in or otherwise become associated with in any capacity, any person, corporation, partnership or other entity which engages in a Competitive Business (as defined in Section 8(b)); provided, however, that nothing herein contained shall prevent Executive
(1) from purchasing and holding for investment less than 2% of the shares of any corporation, the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market or (2) from providing services to any corporation, partnership, or other entity if the Competitive Business represents less than


                              Exhibit No. 10.1 - 9

15% of the gross revenues of such corporation, partnership, or entity and Executive's services are not rendered, directly or indirectly, to the division or subsidiary which is engaged in the Competitive Business.

                  (b) For purposes of this Agreement, "Competitive Business" means the design, engineering, manufacture, marketing, distribution, sale, or servicing in the Prohibited Territory (as defined below) of (1) processing or packaging equipment used in the pharmaceutical industry, (ii) wellhead, drilling, recovery and transmission equipment used in the oil and gas industry, or (iii) progressing cavity pumps, industrial mixers and agitators, or glass-lined reactor and storage vessels used in any industry. "Prohibited Territory" means the countries in which the Company or one of its Subsidiaries had manufacturing, distribution facilities, or sales offices at any time that Executive was employed by the Company. In addition, all records, files, drawings, documents, models, equipment, and the like relating to the Company's business or its Subsidiaries', which Executive has control over may not be removed from the Company's premises without its written consent, unless removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment under this Agreement.

                  SECTION 9. NON-SOLICITATION OR HIRE. Executive agrees that while employed by the Company and for the 12-month period immediately after Executive ceases to be employed by the Company for any reason, Executive shall not, without the prior written consent of the Company, either directly or indirectly, solicit or attempt to solicit or induce, directly or indirectly, (i) any person or entity who is or was a customer of the Company or its Subsidiaries while Executive was employed by the Company for the purpose of marketing, selling or providing to any such person or entity any services or products that are of the same general type as those offered by or available from the Company or its Subsidiaries or (ii) any person who was an employee of the Company or any of its Subsidiaries on the Date of Termination to terminate such employee's employment relationship with the Company or its Subsidiaries in order to enter into a similar relationship with Executive, any business which then employs Executive or to which Executive provides any services, or any Competitive Business.

                              Exhibit No. 10.1 - 10

                  SECTION 10.  EQUITABLE RELIEF; JUDICIAL MODIFICATION.

                  (a) Executive acknowledges that compliance with the covenants and provisions in Sections 7 through 9 is necessary to protect the Company and that a breach of these covenants will result in irreparable and continuing damage for which there will be no adequate remedy at law. Accordingly, Executive agrees that in the event of any breach of said covenants or provisions, the Company and its successors and assigns shall be entitled to injunctive relief (including specific performance) and to such other and further equitable relief (in addition to money damages) as is proper in the circumstances. Executive further agrees to waive the securing or purchasing of any bond in connection with any such remedy.

                  (b) If any court determines that any of the covenants in Sections 7 through 9, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

                  SECTION 11.  INDEMNIFICATION; AND INSURANCE.

                  (a) Indemnification. The Company represents and warrants that it will continue to extend to Executive during the Term of Employment and for a period of four years after the Date of Termination the same rights to indemnification in his capacity as a director or officer of the Company that he had on the Effective Date of this Agreement.

                  (b) Insurance. The Company represents and warrants that during the Term of Employment and for a period of four years after the Date of
Termination: (i) Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and (ii) the Company will use reasonably commercial efforts to maintain such insurance, in not less than its present limits, in effect.

                              Exhibit No. 10.1 - 11

                  SECTION 12.  AGREEMENT BINDING ON SUCCESSORS.

                  (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, "Company" means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 12(a)) which executes and delivers the agreement provided for in this Section 12(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by designation of a beneficiary in accordance with this Section 12(b) or by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive's death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

                  SECTION 13. WAIVER. Except as otherwise provided herein, the failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement by the other party hereto, shall not be construed as a waiver or as a relinquishment of any right granted hereunder to the party failing to insist on such performance, or as a waiver of the future performance of any such term, covenant or condition, but the obligations hereunder of both parties hereto shall remain unimpaired and shall continue in full force and effect.

                  SECTION 14. NOTICES. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


                              Exhibit No. 10.1 - 12

                  If to Executive:

                           At his last known address evidenced on the Company's payroll records.

                  If to the Company:

                           Robbins & Myers, Inc.
                           1400 Kettering Tower
                           Dayton, OH 45423
                           Attention:   Chairman of the Board; and
                                        Corporate Secretary

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

                  SECTION 15. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated by this Agreement and supersedes all prior negotiations, representations, warranties, commitments, offers, contracts and writings. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the party to be bound thereby.

                  SECTION 16. SEVERABILITY. If any of the provisions of this Agreement shall be held to be invalid, such holding shall not in any way whatsoever affect the validity of the remainder of this Agreement.

                  SECTION 17. ARBITRATION; LEGAL FEES AND EXPENSES. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration shall be held in Dayton, Ohio unless the parties mutually agree on another location. The decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this Agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Sections 7 through 9. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, except that the Company shall not be obligated to pay any legal fees or expenses incurred by Executive in any contest in which the trier

                              Exhibit No. 10.1 - 13
of fact determines that the Executive's position was frivolous or maintained in bad faith. Such reimbursement shall be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

                  SECTION 18. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.

                  SECTION 19. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 19(c), all determinations required to be made under this Section 19, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 19, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 19(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-


                              Exhibit No. 10.1 - 14
day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 19(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive's behalf pursuant to Section 19(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which


                              Exhibit No. 10.1 - 15
such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 19(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive's behalf pursuant to Section 19(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (e) Notwithstanding any other provision of this Section 19, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

                  (f) The following terms shall have the following meanings for purposes of this Section 19.

                  (i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                  (ii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                  (iii) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

                  (iv) The "Safe Harbor Amount" means 2.99 times Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

                  (v) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of
         Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

                  SECTION 20. SECTION 409A LIMITATIONS. To the extent applicable, it is intended that this Agreement comply with the provisions of
Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided, or otherwise made available to Executive. This


                              Exhibit No. 10.1 - 16

Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includible in the gross income of Executive under Section 409A(a)(1) of the Code shall have no force and effect. In particular, to the extent Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit shall be made or provided to Executive on Executive's "separation from service" with the Company (within the meaning of Section 409A of the Code); provided, however, that if Executive is a "specified employee" (within the meaning of Section 409A of the Code), (a) any amount payable pursuant to Sections 6(b)(3), 6(c)(2), 6(c)(3) and Section 17 of this Agreement shall, to the extent necessary to implement this Section 20, either (i) be revised so that the aggregate amount payable for the first six months following Executive's separation from service shall be paid in the month of separation from service and any balance shall be paid monthly commencing on the first day of the seventh month following separation from service and on the first day of each month thereafter until paid in full or (ii) if the approach under clause (a)(i) of this Section 20 is not permitted by Section 409A of the Code, then such payments shall commence on the date which is six months after the date of Executive's separation from service with the Company and the amount payable on such day shall be the aggregate of six months of the total amount payable and any balance shall be payable on the first day of each month thereafter until paid in full and (b) to the extent necessary to implement this
Section 20, any other amount payable pursuant to this Agreement shall be paid on the date which is six months after the date of Executive's separation of service with the Company. Any reference in this Plan to Section 409A of the Code shall also include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

                  SECTION 21.  CERTAIN DEFINITIONS.

                  (a) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

                  (b) "Change of Control" means for the purpose of this Agreement and shall be deemed to have occurred the date on which one of the following events occurs with respect to the Company (for the purposes of this Section 21, the term "Company" means only Robbins & Myers, Inc.):

                  (1) The Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 25% or more of the outstanding Voting Shares of the Company or the date upon which the Company first learns that a person or group has become the beneficial owner of 25% or more of the outstanding Voting Shares of the Company if a Schedule 13D is not filed provided, in each case, such group or person is not controlled,


                              Exhibit No. 10.1 - 17
         directly or indirectly, by persons or entities that were, at any time this Agreement is in effect, partners, shareholders or members of M.H.M. & Co. Ltd., an Ohio limited partnership, the Maynard
         H. Murch Co., Inc., or Loftis Investments, Inc. or Affiliates of any of them;

                  (2) A change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company's shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board;

                  (3) The consummation of a reorganization, merger, statutory share exchange or consolidation involving the Company or any of its Subsidiaries (each a "Business Combination") unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Voting Shares of the Company immediately prior to the Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding Voting Shares of the corporation resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding Voting Shares of the Company; or

                  (4) Shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets.

                  (c) "Prorated Target Bonus" means the Target Bonus prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination

                  (d) "Subsidiary" means an entity (whether or not a corporation) of which 50% or more of the voting stock in the case of a corporation, or other equity interest having voting power in the case of an entity that is not a corporation, is owned or controlled, directly or indirectly, by the Company.

                  (e) "Target Bonus" means an amount equal to the target bonus Executive would have received for the fiscal year that ends on or immediately after the Date of Termination, assuming the Company achieved the target levels for which a bonus is paid under the Company's annual bonus plan then in effect.

                  (f) "Voting Shares" means any securities of a corporation that vote generally in the election of directors of that corporation.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                              Exhibit No. 10.1 - 18

                  IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

"Executive"                         "Company"

                                    ROBBINS & MYERS, INC.


/s/  Peter C. Wallace               By:    /s/  Thomas P. Loftis
----------------------------               ------------------------------------
Peter C. Wallace                           Thomas P. Loftis
                                           Chairman of the Board; and

                                    By:    /s/  Joseph M. Rigot
                                           ------------------------------------
                                           Joseph M. Rigot
                                           Corporate Secretary




                              Exhibit No. 10.1 - 19